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                                                                Exhibit(a)(5)(P)


FOR IMMEDIATE RELEASE

           MENTOR GRAPHICS EXTENDS TENDER OFFER FOR IKOS SYSTEMS, INC.

         WILSONVILLE, OR - MARCH 13, 2002 - Mentor Graphics Corporation (Nasdaq:
MENT) today announced that in connection with its Agreement and Plan of Merger and Reorganization with IKOS Systems, Inc., it has extended its $11.00 per share cash tender offer for all outstanding shares of the common stock of IKOS Systems, Inc. (Nasdaq: IKOS) to 12:00 Midnight, New York City time, on Tuesday, March 26, 2002, unless further extended. The tender offer was previously scheduled to expire at 12:00 Midnight, New York City time, on Friday, March 15, 2002.

As of the close of business on March 12, 2002, 558,002 shares of IKOS common stock had been validly tendered into the offer, which, together with the 841,600 shares already beneficially owned by Mentor, represents approximately 14.5% of IKOS' outstanding common stock (based upon 9,662,314 shares outstanding as of March 6, 2002). The shares tendered represent approximately 5.8% of the outstanding common stock.

The IKOS Board has unanimously approved the Mentor tender offer and merger and unanimously recommends that IKOS stockholders tender their shares in the offer. Following completion of the tender offer, the merger agreement provides for Mentor to consummate a second-step merger in which those shares not tendered will be converted into the right to receive $11.00 per share in cash. Closing of the tender offer is conditioned on shares being tendered which, together with shares held by Mentor, constitute more than 50% of the fully-diluted common stock of IKOS. If 90% of the outstanding shares are held by Mentor following completion of the tender offer, the second-step merger can be completed without a vote or meeting of IKOS' stockholders.

ADDITIONAL INFORMATION

Mentor has previously filed a tender offer statement regarding the acquisition and IKOS has previously filed a solicitation/recommendation statement regarding the acquisition. Mentor and IKOS will file an amended tender offer statement and an amended solicitation/recommendation statement with the Securities and Exchange Commission. IKOS stockholders are advised to read the amended tender offer statement and the amended solicitation/recommendation statement regarding the acquisition referenced in this news release when they become available. The
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amended tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the amended solicitation/recommendation statement will contain important information which should be read carefully before any decision is made with respect to the offer. IKOS stockholders may obtain a free copy of the amended tender offer statement and the amended solicitation/recommendation statement when they are available, and copies of other documents filed by Mentor and IKOS with the SEC, at the SEC's web site at www.sec.gov. The amended tender offer statement, the amended solicitation/recommendation statement and these other documents may also be obtained by IKOS stockholders without cost to them from Mentor and IKOS.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected benefits of the proposed merger. These statements are based on Mentor Graphics' current expectations and beliefs. Actual results could differ materially from the results implied by these statements. Risks include Mentor Graphics' and IKOS' ability to satisfy all conditions to the transaction and to realize the expected benefits of the merger. You are encouraged to review Mentor Graphics' and IKOS' recent filings with the Securities and Exchange Commission, including their current quarterly report on Form 10-Q, annual report on Form 10-K, and its other filings with the Securities and Exchange Commission, copies of which may be accessed through the SEC's web site at http://www.sec.gov. Descriptions of risk factors are not intended to be complete. Mentor Graphics is under no obligation (and expressly disclaim any such obligation) to update or alter their forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT MENTOR GRAPHICS

Mentor Graphics Corporation (Nasdaq: MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world's most successful electronics and semiconductor companies. Established in 1981, Mentor Graphics reported revenues over the last 12 months of more than $600 million and employs approximately 3,000 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777; Silicon Valley headquarters are located at 1001 Ridder Park Drive, San Jose, California 95131-2314. World Wide Web site:
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www.mentor.com. Mentor Graphics' emulation business unit, based in Les Ulis,
France, is a world leader in emulation. With the ability to handle designs of up to 26 million gates and compile times of up to one million gates per hour, the Mentor Graphics emulators provide fast iteration of the design, allowing more design errors to be caught in less time.

Mentor Graphics is a registered trademark of Mentor Graphics Corporation. All other company or product names are the registered trademarks or trademarks of their respective owners.


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CONTACTS

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Ryerson Schwark                                   Chuck Burgess
Tel: 503-685-1660                                 Jason Thompson
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